Exhibit 10(iii)A(1)

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ACUITY BRANDS, INC.
Amended and Restated 2012 Omnibus Stock Incentive Compensation Plan

Restricted Stock Award Agreement for U.S. Grantees

Grantee: Grant Type: Grant ID: Grant Date: Award Amount: Vest Schedule: Grantee Level: Accept by Date:	/$ParticipantName$/ /$GrantType$/ /$GrantID$/ /$GrantDate$/ /$AwardsGranted$/ /$VestingDescription$/ /$UserCode2$/ /$AcceptByDate$/

GRANT OF RESTRICTED STOCK

WHEREAS, Acuity Brands, Inc., including its subsidiaries and other affiliates (the “Company”) maintains the Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (the “Plan”), under which the Compensation Committee of the Company’s Board of Directors (the “Committee”) has authority to make awards of restricted shares of the Company’s common stock to select employees and members of the Board of Directors of the Company and its Subsidiaries; and

WHEREAS, the Committee has determined that it is in the best interest of the Company and its stockholders to grant this restricted stock award provided herein (the “Restricted Stock Award”) to the Grantee identified above, such grant to be subject to the terms and conditions set forth in the Plan and this Restricted Stock Notification and Award Agreement, together with its exhibits (“Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee’s legal representative with respect to any questions arising under the Plan or this Agreement.

2.    Grant of Restricted Stock Award. The Committee, on behalf of the Company, hereby grants to the Grantee, effective as of the Grant Date, Restricted Stock equal to the Award Amount set forth above, on the terms and conditions set forth in this Agreement, including the specific vesting requirements set forth in the preamble, and as otherwise provided in the Plan.

3.    Terms and Conditions.

(a)     Restrictions.

i.
This award of Restricted Stock is conditioned upon Grantee’s acceptance of the terms of this Agreement, as evidenced by Grantee’s execution of this Agreement or by Grantee’s electronic acceptance of this Agreement in a manner and during the time period allowed by the Company. If the terms of this Agreement are not timely accepted by execution or by such electronic means, the award of Restricted Stock may be cancelled by the Committee.

Exhibit 10(iii)A(1)

ii.
Except for death, Disability, or Change in Control, as defined in the Plan and as set forth below, if Grantee remains employed by the Company, a Subsidiary or Affiliate, the Restricted Stock shall vest pursuant to the schedule set forth above. For purposes of this Agreement, providing services as an Employee or as a member of the Board of Directors of the Company shall be considered employment.

iii.
If prior to the date on which the Restricted Stock vests and the restrictions with respect to the Restricted Stock lapse (the “Vesting Date”), (i) Grantee dies while actively employed by the Company, or (ii) Grantee has his or her employment terminated by reason of Disability, any Restricted Stock shall become fully vested and nonforfeitable as of the date of Grantee’s death or Disability. The Company shall transfer the Shares to be issued upon vesting of the Restricted Stock, as a result of Grantee’s death or Disability, free and clear of any restrictions imposed by this Agreement (except for restrictions set forth in Section (3)(a)(viii)) to Grantee (or, in the event of death, to Grantee’s heirs, subject to the applicable laws of descent and distribution) as soon as practical after his or her date of death or termination for Disability.

iv.
Except for death or Disability as provided above, or except as otherwise provided in a severance agreement with Grantee, if Grantee terminates his or her employment or if the Company, or if different, the Subsidiary or Affiliate employing the Grantee (the “Employer”), terminates Grantee prior to the Vesting Date (even in the case of unfair dismissal and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any), the Grantee expressly acknowledges that the Restricted Stock shall cease to vest further, the unvested Restricted Stock shall be immediately forfeited, and Grantee shall only be entitled to the Shares of Restricted Stock that have vested prior to the “Date of Termination.” “Date of Termination” means the last day of active employment of the Grantee with the Employer. For greater certainty, the Date of Termination of the Grantee shall be deemed to be the date on which the notice of termination of employment provided is stated to be effective (in the case of alleged constructive dismissal, the date on which the alleged constructive dismissal is alleged to have occurred), and not during or as of the end of any notice or other period following such date during which the Grantee is in receipt of, or eligible to receive, statutory, contractual or common law notice of termination or any compensation in lieu of such notice or severance pay. The Board or the Committee shall have the exclusive discretion to determine when Grantee is no longer actively providing services for purposes of the Restricted Stock grant (including whether Grantee may still be considered to be providing services while on a leave of absence).

v.
Except as otherwise provided in this Agreement, including Exhibits A and B attached hereto, and subject to the Company’s Incentive-Based Compensation Recoupment Policy (described below), on each Vesting Date, Grantee shall own vested Shares of Restricted Stock free and clear of all restrictions imposed by this Agreement (except those restrictions imposed in Section (3)(a)(viii) below). The Company shall transfer the vested Shares of Restricted Stock to an unrestricted account in the name of the Grantee as soon as practical after each Vesting Date.

vi.
In exchange for receipt of consideration in the form of the Restricted Stock award pursuant to this Agreement, and other good and valuable consideration, Grantee agrees that Grantee shall comply with the confidentiality, inventions, non-solicitation and non-competition provisions attached hereto as Exhibit B.

vii.
Notwithstanding the other provisions of this Agreement, in the event of a Change in Control prior to the Vesting Date, all Shares of Restricted Stock shall become fully vested and nonforfeitable as of the date of the Change in Control. The Company shall transfer the Shares of Restricted Stock that become vested pursuant to this provision to an unrestricted account in the name of the Grantee as soon as practical after the date of the Change in Control.

viii.	All awards of Restricted Stock designated as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), whether unvested or

Exhibit 10(iii)A(1)

vested, shall be subject to the Company’s Incentive-Based Compensation Recoupment Policy (the “Recoupment Policy”), such that any award that was made to a Grantee, who is deemed a “Covered Employee” under the Recoupment Policy, within the three (3) year period preceding the date on which the Company announces that it will prepare an accounting restatement under the Recoupment Policy, shall be subject to deduction, clawback or forfeiture, as applicable.

xi.	The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the Vesting Date.

(b) Stock; Dividends; Voting.

i.
The Restricted Stock shall be registered in the name of the Grantee as of the respective Grant Date for such Shares of Restricted Stock. The Company may issue stock certificates or evidence Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Shares of Restricted Stock are vested. The Company reserves the right to place a legend on such stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

ii.
During the Period of Restriction in which Grantee holds the Shares of Restricted Stock, Grantee shall be entitled to vote such Restricted Stock and the Company shall credit to a non-interest bearing account on its books for the Grantee any cash dividends paid with respect to such Shares of Restricted Stock while they are so held, and such dividends shall be paid to Grantee if and when Grantee’s rights vest at the end of the Period of Restriction. The Company will pay the cash dividends to the Grantee as soon as practical after each Vesting Date. Any dividends credited to Grantee’s non-interest bearing account shall be forfeited in the event the Restricted Stock is forfeited.

iii.
In the event of a Share Change (as defined in the Plan), the number and class of Shares or other securities that Grantee shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed to reflect the Share Change, provided that any such additional Shares or additional or different shares or securities shall remain subject to the restrictions in this Agreement.

iv.
Grantee represents and warrants that he or she is acquiring the Restricted Stock for investment purposes only, and not with a view to distribution thereof. Grantee is aware that the Restricted Stock may not be registered under United States (“U.S.”) federal or any state or foreign securities laws and that in that event, in addition to the other restrictions on the Shares, they will not be able to be transferred unless an exemption from registration is available or the Shares are registered. By making this award of Restricted Stock, the Company is not undertaking any obligation to register the Restricted Stock under any federal, state or foreign securities laws.

(c)    No Right to Continued Employment or Additional Grants. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of employment by the Company or the Employer, nor shall this Agreement or the Plan interfere in any way with the right of the Employer to terminate Grantee’s employment at any time. The Plan may be terminated at any time, and even if the Plan is not terminated, Grantee shall not be entitled to any additional awards under the Plan.

(d)    Responsibility for Taxes.

i.
Grantee acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee (“Tax-Related Items”), is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-

Exhibit 10(iii)A(1)

Related Items in connection with any aspect of the Restricted Stock, including, but not limited to, the grant or vesting of the Restricted Stock, the subsequent sale of Shares acquired due to applicable restrictions on the Restricted Stock having lapsed and the receipt or payment of any dividends and (2) do not commit to and is under no obligation to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to Tax-Related Items in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

ii.
Grantee shall have the right to make such elections under the Code as are available in connection with this award of Restricted Stock. The Company and Grantee agree to report the value of the Restricted Stock in a consistent manner for U.S. federal income tax purposes.

iii.	Prior to any relevant taxable or tax withholding event, as applicable, Grantee agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.

iv.
In this regard, Grantee authorizes the Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(A)	withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company; or

(B)
withholding from proceeds of the sale of Shares acquired upon vesting of the Restricted Stock either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); or

(C)
withholding by canceling (in whole or in part) a number of Shares of Restricted Stock having a fair market value not less than the amount of the Tax-Related Items, provided, that if Grantee is a Section 16 officer under the Exchange Act, then the Committee shall establish the method of withholding from alternatives (A)-(C) herein, and, if the Committee does not exercise its discretion prior to the Tax-Related Items withholding event, then Grantee shall be entitled to elect the method of withholding from the alternatives above.

v.
Depending on the withholding method and subject to Section 17.2 of the Plan, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

vi.
Grantee agrees to pay to the Company or the Employer, including through withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company and/or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Grantee fails to comply with Grantee’s obligations in connection with the Tax-Related Items.

(e)    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan, or Grantee’s acquisition or sale of the underlying Shares of Common Stock. Grantee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(f)    Governing Law and Venue. Except with respect to Exhibit B, the Restricted Stock grant and the provisions of this Agreement and the validity, interpretation, construction and performance of same shall be governed by, and subject to, the laws of the State of Delaware, without regard to its conflict of law provisions. Any

Exhibit 10(iii)A(1)

and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Restricted Stock or this Agreement, shall be brought and heard exclusively in the U.S. District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

(g)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Restricted Stock and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(h)    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(i)    Waiver. Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee.

(j)    Pronouns; Including. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

(k)    Successors in Interest. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, and successors.

(l)    Interpretation. The Committee shall have the sole and absolute authority with respect to the interpretation, construction, or application of this Agreement. Any determination made hereunder shall be final, binding, and conclusive on Grantee and the Company for all purposes.

(m)    Integration. This Agreement, along with any Exhibit hereto, encompasses the entire agreement of the parties related to the subject matter of this Agreement, and supersedes all previous understandings and agreements between them, whether oral or written, except as otherwise described specifically in Exhibit B.  The parties hereby acknowledge and represent, that they have not relied on any representation, assertion, guarantee, warranty, collateral contract or other assurance, except those set out in this Agreement, made by or on behalf of any other party or any other person or entity whatsoever, prior to the execution of this Agreement.

(n)    Grantee Bound by the Plan. Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan and agrees to be bound by all the terms and provisions thereof.

(o)    Insider Trading/Market Abuse Restrictions. Grantee may be subject to insider trading restriction and/or market abuse laws, which may affect Grantee’s ability to acquire or sell Shares or rights to Shares (e.g., Restricted Stock) under the Plan during such times as Grantee is considered to have “inside information” regarding the Company. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee is responsible for ensuring Grantee’s own compliance with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.

Exhibit 10(iii)A(1)

(p)    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company. By Grantee’s electronic signature and the electronic signature of the Company’s representative, Grantee and the Company agree that this Restricted Stock award is granted under and governed by the terms and conditions of the Plan and this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Vernon J. Nagel
Chairman, President and CEO

C. Dan Smith
SVP, Treasurer and Secretary

PLEASE RETAIN THIS AGREEMENT AND ALL EXHIBITS FOR YOUR RECORDS.

Exhibit 10(iii)A(1)

EXHIBIT A
SHARE OWNERSHIP AND RETENTION REQUIREMENT

It is the Company’s belief and expectation that executives should own a reasonable amount of Company stock to further align their interests with those of our shareholders. Accordingly, you are expected to adhere to share ownership and share retention requirements in connection with awards under the Plan.

The share ownership requirement is stated as a multiple of your base salary and mandates that you own a number of shares with a value equal to the applicable multiple of your base salary.  The share retention requirement is stated as a percentage of shares acquired under the Plan that must be retained, net of the cost of exercising shares and/or the taxes associated with the shares.  You have until four years from first becoming subject to the requirements to satisfy your share ownership requirement.  However, if you do not currently satisfy the share ownership requirement, you are subject to the share retention requirement.

Your share ownership and retention requirements are set forth below based on the Grantee Level stated on the first page of this Agreement.

Grantee Level	Ownership Multiple of Annual Base Salary	Retention Requirement Percentage
0	4	50%
1	3	40%
2	2	35%
3	1	30%
4 or 5	0.5	20%
6 or 7	0	0%

Your ownership multiple is multiplied by your annual base salary and your share retention requirement is the percent of net shares acquired through the Plan.  Your Restricted Stock counts toward satisfying your share ownership requirement beginning at the Grant Date.

Exhibit 10(iii)A(1)

EXHIBIT B

CONFIDENTIALITY, INVENTIONS, NON-SOLICITATION
AND NON-COMPETITION PROVISIONS

1.    Definitions.

(a)    “Confidential Information” “Confidential Information” means the following:

i.
data and information relating to the Company’s Business (as defined herein); which is disclosed to Grantee or of which Grantee became aware of as a consequence of Grantee’s relationship with the Company; has value to the Company; is not generally known to the competitors of the Company; and which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data, and similar information. For purposes of the Confidentiality, Inventions, Non-Solicitation and Non-Competition Provisions (the “Confidentiality Provisions”), subject to the foregoing, and according to terminology commonly used by the Company, the Company’s Confidential Information shall include, but not be limited to, information pertaining to: (1) business opportunities; (2) data and compilations of data relating to the Company’s Business; (3) compilations of information about, and communications and agreements with, customers and potential customers of the Company; (4) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by Grantee in furtherance of Grantee’s duties with the Company; (5) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (6) compilations of information about the Company’s employees and independent contracting consultants; (7) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (8) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (9) the Company’s marketing strategies and compilations of marketing data; (10) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s Business; (11) any information concerning services requested and services performed on behalf of customers of the Company, including planned products or services; and (12) the Company’s research and development records and data. Confidential Information also includes any summary, extract or analysis of such information, together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential.

ii.	Confidential Information shall not include:

(A) Information generally available to the public other than as a result of improper disclosure by Grantee;

(B)
Information that becomes available to Grantee from a source other than the Company (provided Grantee has no knowledge that such information was obtained from a source in breach of a duty to the Company);

(C)	Information disclosed pursuant to law, regulations or pursuant to a subpoena, court order or legal process; and/or

(D) Information obtained in filings with the Securities and Exchange Commission.

(b)    “Trade Secrets” has the meaning set forth under Georgia law, O.C.G.A. §§ 10-1-760, et seq.

Exhibit 10(iii)A(1)

(c)    “Customers” means those entities and/or individuals which, within the two-year period preceding the Date of Termination (as that term is defined in the Restricted Stock Award Agreement): (i) Grantee had material contact on behalf of the Company; (ii) about whom Grantee acquired, directly or indirectly, Confidential Information or Trade Secrets as a result of his/her employment with the Company; and/or (iii) Grantee exercised oversight or responsibility of subordinates who engaged in Material Contact on behalf of the Company. Additionally, “Customers” references only those entities and/or individuals with whom the Company currently has a business relationship, or with whom it expended resources to have or resume the same during the two-year period referenced herein.

(d)    “Company” means Acuity Brands, Inc., along with its Subsidiaries or other Affiliates.

(e)    “Company’s Business” means the design, manufacture, installation, servicing, and/or sale of one or more of the following and any related products and/or services: lighting fixtures and systems; lighting control components and systems (including but not limited to dimmers, switches, relays, programmable lighting controllers, sensors, timers, and range extenders for lighting and energy management and other purposes); building management and/or control systems; commercial building lighting controls; intelligent building automation and energy management products, software and solutions; motorized shading and blind controls; building security and access control and monitoring for fire and life safety; emergency lighting fixtures and systems (including but not limited to exit signs, emergency light units, inverters, back-up power battery packs, and combinations thereof); battery powered and/or photovoltaic lighting fixtures; electric lighting track units; hardware for mounting and hanging electrical lighting fixtures; aluminum, steel and fiberglass fixture poles for electric lighting; light fixture lenses; sound and electromagnetic wave receivers and transmitters; flexible and modular wiring systems and components (namely, flexible branch circuits, attachment plugs, receptacles, connectors and fittings); LED drivers and other power supplies; daylighting systems including but not limited to prismatic skylighting and related controls; organic LED products and technology; medical and patient care lighting devices and systems; indoor positioning products and technology; software and hardware solutions that collect data about building and business operations and occupant activities via sensors and use that data to provide software services or data analytics; sensor based information networks; and any wired or wireless communications and monitoring hardware or software related to any of the above. This shall not include any product or service of the Company if the Company is no longer in the business of providing such product or service to its customers at the relevant time of enforcement.

(f)    “Employee Services” shall mean the duties and services of the type conducted, authorized, offered, or provided by Grantee in his/her capacity as an Employee on behalf of the Company within twelve (12) months prior to the Date of Termination.

(g)    “Territory” means the United States. Grantee acknowledges that the Company is licensed to do business and in fact does business in all fifty states in the United States. Grantee further acknowledges that the services she/he has performed on behalf of the Company are at a senior level and are not limited in their territorial scope to any particular city, state, or region, but instead affect the Company’s activity within the entire United States. Specifically, Grantee provides Employee Services on the Company’s behalf throughout the United States, meets with Company agents and distributors, develops products and/or contacts throughout the country, and otherwise engages in his/her work on behalf of the Company on a national level. Accordingly, Grantee agrees that these restrictions are reasonable and necessary to protect the Confidential Information, trade secrets, business relationships, and goodwill of the Company.

(h)    “Material Contact” shall have the meaning set forth in O.C.G.A. § 13-8-51(10), which includes contact between an employee and each Customer or potential Customer: with whom or which Grantee dealt on behalf of the Company; whose dealings with the Company were coordinated or supervised by Grantee; about whom Grantee obtained confidential information in the ordinary course of business as a result of such employee’s association with the Company; and/or who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Grantee within two years prior to the Date of Termination.

Exhibit 10(iii)A(1)

(i)    “Termination for Cause” or “Terminated for Cause” shall mean the involuntary termination of Grantee by the Company for the following reasons:

i.	If termination shall have been the result of an act or acts by Grantee which constitute a felony or any crime involving dishonesty, theft, fraud or moral turpitude;

ii.	If termination shall have been the result of an act or acts by Grantee which are determined, in the good faith judgment of the Company, to be in violation of written policies of the Company;

iii.
If termination shall have been the result of an act or acts of dishonesty by Grantee resulting or intended to result directly or indirectly in gain or personal enrichment to Grantee at the expense of the Company;

iv.
Upon the willful and continued failure by Grantee to substantially perform the duties assigned to Grantee (other than any such failure resulting from incapacity due to mental or physical illness constituting a Disability), after a demand in writing for substantial performance of such duties is delivered by the Company, which demand specifically identifies the manner in which the Company believes that Grantee has not substantially performed his or her duties; or

v.	If termination shall have been the result of the unauthorized disclosure by Grantee of the Company’s Confidential Information or violation of any other provision of the Confidentiality Provisions.

(j)    “Inventions” and “Works For Hire.” The term “Invention” means contributions, discoveries, improvements and ideas and works of authorship, whether or not patentable or copyrightable, and: (i) which relate directly to the Company’s Business, or (ii) which result from any work performed by Grantee or by Grantee’s fellow employees for the Company, or (iii) for which equipment, supplies, facilities, Confidential Information or Trade Secrets of the Company are used, or (iv) which is developed on the Company’s time. The term “Works For Hire” (“Works”) means all documents, programs, software, creative works and other expressions and information in any tangible medium created, in whole or in part, by Grantee during the period of and relating to his/her employment with the Company, whether copyrightable or otherwise protectable, other than Inventions.

2.    Confidentiality, Inventions, Non-Solicitation and Non-Competition.

(a)    Purpose and Reasonableness of Provisions. Grantee acknowledges that, during the term of his/her employment with the Company and after the Date of Termination, the Company has furnished and may continue to furnish to Grantee Trade Secrets and Confidential Information, which, if used by Grantee on behalf of, or disclosed to, a competitor of the Company or other person, could cause substantial detriment to the Company. Moreover, the parties recognize that Grantee, during the term of his/her employment with the Company, has developed important relationships with customers, sales agents, and others having valuable business relationships with the Company, and that these relationships may continue to develop after the Date of Termination. In view of the foregoing, Grantee acknowledges and agrees that the restrictive covenants contained in this Section 2 are reasonably necessary to protect the Company’s legitimate business interests, Confidential Information, and good will.

(b)    Trade Secrets and Confidential Information. Grantee agrees that he/she shall protect the Company’s Trade Secrets (as defined in Section 1(b) above) and Confidential Information (as defined in Section 1(a) above) and shall not disclose to any person or entity, or otherwise use or disseminate, except in connection with the performance of his/her duties for the Company, any Trade Secrets or Confidential Information. However, Grantee may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Grantee will promptly notify the Company of such order or subpoena to provide it an opportunity to protect its interests. Grantee’s obligations under this Section 2(b) have applied throughout his/her active employment, shall continue after the Date of Termination, and shall survive any expiration or termination of the Confidentiality Provisions, so long as the information or material remains Confidential Information or a Trade Secret, as applicable.

Exhibit 10(iii)A(1)

Grantee further confirms that during his/her employment with the Company, including after the Date of Termination, he/she has not and will not offer, disclose or use on Grantee’s own behalf or on behalf of the Company, any information Grantee received prior to employment by the Company which was supplied to Grantee confidentially or which Grantee should reasonably know to be confidential.

Nothing in this section prohibits Grantee from reporting possible violations of federal law or regulation to any governmental agency or entity including, but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Grantee does not need the prior authorization of the Company to make any such reports or disclosures, and Grantee is not required to notify the Company that Grantee has made such reports or disclosures.

(c)    Return of Property. On or before the Date of Termination, Grantee agrees to deliver promptly to the Company all files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including all such data and documents in electronic form) of the Company, supplied to or created by him/her in connection with his/her employment hereunder (including all copies of the foregoing) in his/her possession or control, and all of the Company’s equipment and other materials in his/her possession or control. Grantee further agrees and covenants not to retain any such property and to permanently delete such information residing in electronic format to the best of his/her ability and not to attempt to retrieve it. Grantee’s obligations under this Section 2(c) shall survive any expiration or termination of the Confidentiality Provisions.

(d)    Inventions. Except to the extent prohibited by state and local laws, Grantee does hereby assign to the Company the entire right, title and interest in any Invention which is or was made or conceived, either solely or jointly with others, during his/her employment with the Company, including after the Date of Termination. Grantee attests that he/she has disclosed (or promptly will disclose, if after the Date of Termination) to the Company all such Inventions. Grantee will, if requested, promptly execute and deliver to the Company a specific assignment of title for any such Invention and will at the expense of the Company, take all reasonably required action by the Company to patent, copyright or otherwise protect the Invention. If Grantee is a resident of the State of California as of the Grant Date, then this Section 2(d) shall not apply to any Invention that qualifies fully as a nonassignable invention under Section 2870 of the California Labor Code, which provides as follows:

i.
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(A)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(B)	Result from any work performed by the employee for the employer.

ii.
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

(e)    Non-Competition. Except as otherwise provided in Section 12 below, in the event that Grantee,

i.	voluntarily resigns from the Company,

ii.	is Terminated for Cause (as defined above), or

iii.
declines to sign a Confidential Severance Agreement and Release offered by the Company in the event of a termination for any reason other than a Termination for Cause (including, for example, as a result of a position elimination),

Exhibit 10(iii)A(1)

Grantee acknowledges and agrees that during his/her employment, and for twelve (12) months after the Date of Termination, he/she has not and will not, directly or indirectly, engage in, provide, or perform any Employee Services on behalf of any person or entity (or, if organized into divisions or units, any distinct division or operating unit) in the Territory that derives revenue from providing goods or services substantially similar to those which comprise the Company’s Business. Notwithstanding the foregoing, if the Company terminates Grantee’s employment for any reason other than a Termination for Cause (including, for example, as a result of a position elimination), and Grantee signs a Confidential Severance Agreement and Release offered by the Company, the period covered by this non-competition covenant will be reduced to either: (i) the time within which severance payments are scheduled to be paid to Grantee under such agreement, or (ii) if severance is paid to Grantee in a lump sum, the number of weeks of Grantee’s then-current regular salary that are used to calculate such lump sum payment; provided, however, that the restrictive period calculated hereunder shall not, in any event, exceed twelve (12) months following the Date of Termination.

(f)    Non-Solicitation of Customers. Grantee acknowledges and agrees that during his/her employment, and for twenty-four (24) months after the Date of Termination, Grantee has not and will not directly or indirectly solicit Customers (as defined in Paragraph 1(c) above) with whom he/she had Material Contact (as defined in 1(h) above) for the purpose of providing goods and/or services competitive with the Company’s Business.

(g)    Non-Solicitation of Employees and Agents. Grantee acknowledges and agrees that during his/her employment, and for a period of twenty-four (24) months after the Date of Termination, Grantee has not and will not, directly or indirectly, whether on behalf of the Grantee or others, solicit or lure or attempt to solicit or lure any of the Company’s employees or agents.

(h)    Non-Solicitation of Sales Agents. Grantee acknowledges and agrees that during his/her employment, and for a period of twenty-four (24) months after the Date of Termination, Grantee has not and will not, directly or indirectly, whether on behalf of the Grantee or others, solicit any of the Company’s Sales Agents for the purpose of disrupting their relationship with the Company and/or selling and/or facilitating the sale of products competitive with the Company’s Business. For purposes of this Section 2, a “Sales Agent” is any third-party agency, and/or its representatives, with which or whom the Company has contracted for the purpose of facilitating the sale of the Company’s products during the last twenty-four (24) months of Grantee’s employment with the Company.

(i)    Injunctive Relief. Grantee acknowledges that if he/she breaches or threatens to breach any of the provisions of this Section 2, his/her actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Grantee breaches or threatens to breach any of the provisions of this Section 2, the Company shall be entitled to seek injunctive relief, in addition to any other rights or remedies the Company may have. The existence of any claim or cause of action by Grantee against the Company, whether predicated on the Confidentiality Provisions or otherwise, shall not constitute a defense to the enforcement by the Company of Grantee’s agreements under this Section 2.

3.    Non-Assignable by Grantee. The parties acknowledge that the Confidentiality Provisions have been entered into due to, among other things, the special skills and knowledge of Grantee, and agree that the Confidentiality Provisions may not be assigned or transferred by Grantee.

4.    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, postage prepaid, addressed as follows:

If to the Company:    Acuity Brands, Inc.
Attention: Corporate Secretary
1170 Peachtree Street, NE, Suite 2300
Atlanta, Georgia 30309-7676

If to Grantee:        To his/her last known address on file with the Company

Exhibit 10(iii)A(1)

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

5.    Provisions Severable. If any provision or covenant, or any part thereof, contained in the Confidentiality Provisions is held by any court to be invalid, illegal, or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, in the Confidentiality Provisions, all of which shall remain in full force and effect. Each and every provision, paragraph and subparagraph of Section 2 above is severable from the other provisions, paragraphs and subparagraphs and constitutes a separate and distinct covenant.

The restrictive covenants set forth in Section 2 of the Confidentiality Provisions represent the entire agreement of the parties with respect to the subject matter thereof and supersede any prior agreement with respect thereto; provided, however, that the restrictive covenants described in this Exhibit B shall not supersede those set forth in either: (a) any Executive Severance Agreement applicable to Grantee, if any, or (b) any Confidentiality, Inventions and Non-Solicitation Agreement to which Grantee is a party, if any. To the extent that any Executive Severance Agreement and/or Confidentiality, Inventions and Non-Solicitation Agreement applicable to Grantee include restrictive covenant provisions that conflict with the provisions contained in the Confidentiality Provisions, the provisions that are more restrictive on Grantee will control.

6.    Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of the Confidentiality Provisions shall not be deemed a waiver or relinquishment of any right granted in the Confidentiality Provisions or the future performance of any such term or condition or of any other term or condition of the Confidentiality Provisions, unless such waiver is contained in a writing signed by the party making the waiver.

7.    Amendments and Modifications. The Confidentiality Provisions and any Exhibit hereto may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to the Confidentiality Provisions. However, this Section does not affect a court of competent jurisdiction or arbitrator’s ability to modify the Confidentiality Provisions pursuant to O.C.G.A. §§ 13-8-51(11); 53(d); or 54 in the event that either party initiates legal proceedings that relate in any way to the Confidentiality Provisions, including any action brought by either party seeking to enforce any provision set forth herein.

8.    Governing Law and Venue.  Except with respect to employees who primarily work and reside in California, the validity and effect of the Confidentiality Provisions shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, United States of America, without regard to its conflict of law provisions. With respect employees who primarily work and reside in California, the validity and effect of the Confidentiality Provisions shall be governed by and construed and enforced in accordance with the laws of the State of California, United States of America, without regard to its conflict of law provisions. Any and all disputes relating to, concerning or arising from the Confidentiality Provisions, or relating to, concerning or arising from the relationship between the parties evidenced by the Confidentiality Provisions, shall be brought and heard exclusively in the U.S. District Court for the District of Delaware or the Delaware Superior Court, New Castle County, except with respect to employees who primarily work and reside in California, whose disputes shall be brought and heard exclusively in the state and federal courts of Orange County, California. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

9.    Legal Fees. Each party shall pay its own legal fees and other expenses associated with any dispute under the Confidentiality Provisions or any Exhibit hereto.

Exhibit 10(iii)A(1)

10.    Tender Back Provision. If, in the context of a lawsuit involving Grantee or any other person or entity arguing on Grantee’s behalf, any court determines that any provisions of Section 2 are void, invalid, illegal, or otherwise unenforceable, Grantee shall be required to immediately return to the Company 70% of all monies paid out under Paragraph 2 of the Restricted Stock Award Agreement, or to return 70% of any unsold shares the Grantee still owns of such Restricted Stock awarded under Paragraph 2 of the Restricted Stock Award Agreement. For purposes of this section, the amount to be paid back shall be determined by ascertaining the value and amount the share(s) sold at the time that the Grantee actually sold such share(s).

11.    Tolling Period. If Grantee is found by a court to have violated any restriction in Section 2 of the Confidentiality Provisions, he/she agrees that the time period for such restriction shall be extended by one day for each day that he/she is found to have violated the restriction, up to a maximum of 18 months.

12.    Exclusions. The restrictions set forth in Section 2(e) (Non-Competition), Section 2(f) (Non-Solicitation of Customers) and Section 2(h) (Non-Solicitation of Sales Agents) shall not apply to persons who primarily work and reside in California or where otherwise prohibited by state or local law.

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